Exhibit 99.5

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our historical ratio of earnings to fixed charges for each of the four most recent fiscal years and for the nine months ended September 30, 2004.

Year Ended June 30,			Six Months Ended December 31, 2003		Nine Months Ended September 30, 2004
2001	2002	2003
5.11	7.62	3.41	n/m	(1)	3.38

(1)	For the six months ended December 31, 2003, earnings were insufficient to cover fixed charges by $182.9 million, primarily due to a $127.3 million goodwill impairment charge, a $61.7 million lease and facilities charge and a $13.6 million charge related to workforce reductions.

For the purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income from continuing operations before income taxes, plus fixed charges. “Fixed charges” consist of interest expense, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest.